Exhibit 21

SUBSIDIARIES OF HEXCEL CORPORATION

 (as of December 31, 2017)

DOMESTIC:

1.	ACM Holdings LLC (Delaware)
2.	Hexcel Foundation (California)
3.	Hexcel LLC (Delaware)
4.	Hexcel Pottsville Corporation (Delaware)
5.	Hexcel Reinforcements Corp. (Delaware)
6.	Hexcel Reinforcements Holding Corp. (Delaware)

FOREIGN:
1.	Hexcel Asia Pacific Trading Limited (Hong Kong)
2.	Hexcel Finance Holding Spain, S.L.U. (Spain)
3.	Hexcel Composites GmbH (Austria)
4.	Hexcel Composites GmbH (Germany)
5.	Hexcel Composites GmbH & Co. KG (Austria)
6.	Hexcel Composites Limited (UK)
7.	Hexcel Composites Pension Trustees Limited (UK)
8.	Hexcel Composites SARLAU (Morocco)
9.	Hexcel Composites SASU (France)
10.	Hexcel Composites Sdn. Bhd. (Malaysia)
11.	Hexcel Composites S.L.U. (Spain)
12.	Hexcel Composites S.P.R.L. (Belgium)
13.	Hexcel Composites S.r.l. (Italy)
14.	Hexcel Europe Limited (UK)
15.	Hexcel Fibers SASU (France)
16.	Hexcel Fibers S.L.U. (Spain)
17.	Hexcel Finance Holdings Luxembourg S.à.r.l. (Luxembourg)
18.	Hexcel Financing Luxembourg S.à.r.l. (Luxembourg)
19.	Hexcel Holding GmbH (Austria)
20.	Hexcel Holding Spain, S.L.U. (Spain)
21.	Hexcel Finance Holdings Luxembourg S.à.r.l. (Luxembourg)
22.	Hexcel Holdings Luxembourg S.à.r.l. (Luxembourg)
23.	Hexcel Holdings SASU (France)
24.	Hexcel Holdings (UK) Limited (UK)
25.	Hexcel Ireland Limited (Ireland)
26.	Hexcel Japan K. K. (Japan)
27.	Hexcel LLC Luxembourg SCS (Luxembourg)
28.	Hexcel Overseas (UK)
28.	Hexcel Reinforcements Holding Corp. Luxembourg SCS (Luxembourg)
30.	Hexcel Reinforcements SASU (France)
31.	Hexcel Reinforcements UK Limited (UK)
32.	Hexcel Research Limited (UK)
33.	Hexcel (Tianjin) Asia Trading Co. Ltd. (China)
34.	Hexcel (Tianjin) Composites Material Co., Ltd. (China)
35.	Hexcel (U.K.) Limited (UK)
36.	Société de Technologies Appliquées aux Matériaux EURL (France)
37.	Hexcel Holding Hong Kong Ltd. (Hong Kong)